                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT, made this 23rd day of August, 1996 by and between MAJOR FLEET & LEASING CORP., a New York corporation having its principal office located at 80-02 Kew Gardens Road, Suite 5000, Kew Gardens, New York 11415 (hereinafter "MF&LC")

                                       AND

         BRUCE BENDELL and HAROLD BENDELL, adult individuals with primary business offices located at 43-40 Northern Boulevard, Long Island City, New York 11101 (hereinafter jointly "MANAGERS")

         WITNESSETH THAT:

         WHEREAS, MF&LC has been engaged in the business of supplying and leasing motor vehicles, in connection with the previously affiliated businesses of MANAGERS, known as the Major Automotive Group and based at 43-40 Northern Boulevard, Long Island City, New York 11101;

         WHEREAS, MF&LC has been acquired by Fidelity Holdings, Inc. (hereinafter "FIDELITY"), a Nevada corporation with principal offices located at 80-02 Kew Gardens Boulevard, Suite 5000, Kew Gardens, New York, 11415, which is a holding company that owns, inter alia, a subsidiary named Computer Business Science, Inc. which is engaged in telecommunications and requires the ability to finance leases of its equipment, for which reason it is acquiring MF&LC;

         WHEREAS, the Management of FIDELITY has no experience in the purchasing, financing, leasing, or otherwise dealing in or with motor vehicles, but desires to maintain continuity of MF&LC's existing motor vehicle leasing business, while utilizing MF&LC for the financing of the leases of its telecommunications equipment, and FIDELITY therefore desires that MF&LC continue the managerial services of MANAGERS, who have been the managers of MF&LC prior to the acquisition of the corporation by FIDELITY;

         NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

         1. ENGAGEMENT. MF&LC, under the terms and conditions of this Management Agreement, hereby appoints, hires, and engages MANAGERS to manage the motor vehicle operations of MF&LC as heretofore conducted, including but not limited to the purchase, financing, leasing and sale of motor vehicles. MANAGERS, under the terms and conditions of this Management Agreement, hereby accept the appointment and engagement to manage such operations.

         2. NATURE OF-ENGAGEMENT.

         (a) This Management Agreement is exclusive with respect to the motor vehicle operations of MF&LC and MANAGERS shall have the sole right to manage such operations. For purposes of this Management Agreement, the motor vehicle operations shall be treated as a separate division within MF&LC.

         (b) As heretofore, MANAGERS may deal with and through other entities which they may own or control or have an interest in, including but not limited to the Major Automotive Group, and such dealings shall not constitute a conflict of interest hereunder, FIDELITY recognizing that such other entities are a primary source for MF&LC's purchases, leases and disposal of motor vehicles. Furthermore, MANAGERS may use so-called "leased employees" from the Major Automotive Group, provided that such persons are paid only from, or their payroll costs are reimbursed only from, revenues generated by the motor vehicle operations, as hereinafter provided in Paragraph 7.

         (c) The parties are separate entities. Except as otherwise resulting from their managerial relationship, or as specifically described herein, nothing in this Management Agreement is intended to form a partnership, joint venture or profit-sharing arrangement between the parties, nor to give any party an interest in the assets, business, revenues or profits of another.

         (d) MANAGERS are independent contractors and shall be responsible for their conduct of the motor vehicle operations by either "leased employees", separately compensated by the Major Automotive Group or otherwise with such compensation being reimbursed only from revenues-generated by the motor vehicle operations, or employees of MF&LC compensated by MF&LC only from revenues generated by the motor vehicle operations.

         (e) All payroll taxes and costs of fringe benefits for employees in the motor vehicle operations if paid by the Major Automotive Group or otherwise shall be reimbursed only from revenues generated by the motor vehicle operations or if compensated directly by MF&LC shall be paid only from revenues generated by the motor vehicle operations.

         3. TERM. (a) The initial term of this Management Agreement shall commence contemporaneously with the date of the Closing of the Plan and Agreement of Reorganization between FIDELITY and the stockholders of MF&LC and, unless sooner terminated pursuant to Paragraph 10, below, shall end on December 31, 2001.

         (b) Upon the mutual agreement of the parties, this Management Agreement may be extended for such term as the parties may then determine, subject to such amendments, if any, as the parties may then agree upon.

         4. LICENSE(S), MF&LC has obtained such licenses and regulatory authorizations as required by governmental agencies to engage in the motor vehicle operations as presently conducted. MANAGERS shall conduct all motor vehicle operations in strict accordance with the regulatory requirements of such licensing agencies and shall maintain such licenses and/or authorizations in good standing. All costs for obtaining such licenses and/or authorizations, renewing such licenses and/or authorizations, and maintaining such licenses and/or authorizations (including any fines, penalties, interest or other assessments imposed by any such agency or regulatory authority) shall be paid only from revenues generated by the motor vehicle operations.

         5. DUTIES OF MANAGERS,

         (a) MANAGERS shall continue the existing motor vehicle operations of MF&LC, manage such continuing motor vehicle operations, and vigorously seek to expand such operations to the full extent of available credit lines without additional or extended personal guarantees consistent with competitive market conditions, including, but not limited to:

             (i) Hiring, firing, training, supervising, setting pay scales for and paying, all required personnel;

             (ii) establishing and enforcing personnel, safety and environmental policies;

             (iii) determining and establishing sources for new and used vehicles, outlets for vehicles coming out of lease or being repossessed, sources for credit lines and lease financing, facilities for the repair and maintenance of leased and inventoried motor vehicles, etc., with it being understood that MANAGERS may contract with the Major Automotive Group to the full extent necessary;

             (iv) establishing and applying budgets, cost controls, performance quotas, lease and rental terms and rates, and other operational criteria, and maintaining sufficient cash flow to continue the motor vehicle operations;

             (v) maintaining, repairing, refurbishing and replacing all equipment, machinery, vehicles, fixtures, buildings and improvements required for the motor vehicle operations and its personnel, meeting all safety (OSHA) and environmental requirements, and/or generally for management of the motor vehicle operations;

             (vi) applying for, obtaining, re-applying for, and retaining all licenses, permits and other authorizations required for the motor vehicle operations;

             (vii) establishing, applying and enforcing all governmental workplace safety (e.g. OSHA) and environmental regulations and requirements;

             (viii) insuring MF&LC and the motor vehicle operations, including all leased and inventoried vehicles, against damage or loss to the extent required by all lenders and credit providers, but not less than full market value;

             (ix) establishing and maintaining security of the books and records of the motor vehicle operations; and

             (x) establishing credit lines and financial accommodations to support the motor vehicle operations, including the purchasing and leasing of motor vehicles, for which purpose MANAGERS may pledge the credit of MF&LC.

         (b) From the revenues generated by the motor vehicle operations, MANAGERS shall pay all costs and expenses incurred in such operations, as well as all financing costs and debt service pertaining to the financing obtained for such operations including the purchase and leasing of vehicles. From such revenues, MANAGERS shall pay all space and equipment rent, including such pass-through costs as apportioned real estate taxes, levies and assessments, insurance, maintenance, etc. and MANAGERS shall keep the areas utilized for the motor vehicle operations insured.

         6. DUTIES OF MF&LC.

         (a) MF&LC shall manage its corporate operations and its separate financing and leasing of telecommunications equipment such that the divisional autonomy of the motor vehicle operations shall be recognized and protected. Notwithstanding this provision, however, MANAGERS shall be subject to the corporate control of the Board of Directors and executive officers of MF&LC and FIDELITY and shall function consistent with all corporate requirements as may be imposed from time to time.

         (b) MF&LC shall cooperate with MANAGERS to obtain and maintain all licenses and authorizations required for the motor vehicle operations. However, MANAGERS shall be responsible for all costs and fees, etc. due under such licenses and authorizations, as provided in Paragraph 4 and subparagraph 5(a)(vi).

         (c) The parties intend, subject to subparagraph 7(h) below, that MF&LC shall renegotiate and/or replace, with all due speed, with the support of FIDELITY which shall utilize its own corporate assets and credit as necessary, all existing credit lines and financial accommodations which require personal guarantees by either Bruce Bendell and/or Harold Bendell or guarantee by one or more of the constituent companies of the Major Automotive Group, so that the motor vehicle operations may utilize credit lines collateralized by the motor vehicle assets and guaranteed solely by FIDELITY, if required.

         (d) MF&LC shall negotiate and obtain such credit lines and financial accommodations as may be necessary or desirable for the purchase and leasing of the telecommunications equipment of "CBS" or other operations of FIDELITY and the existing credit lines of MF&LC which have the personal guarantees of Bruce Bendell and/or Harold Bendell or the guarantee of one or more of the constituent companies of the Major Automotive Group shall not be used by "CBS" or any other operation of FIDELITY.

         7. COMPENSATION TO MANAGERS

         (a) The motor vehicle operations of MF&LC shall be treated as a separate division for all accounting and bookkeeping purposes and such division shall be subject to the exclusive control of MANAGERS.

         (b) All gross revenues from the motor vehicle operations of MF&LC shall be subject to the control of MANAGERS, who shall determine the costs of such operations and shall apply such funds to such costs. None of such revenues, except as specifically provided herein, shall be subject to the control of MF&LC otherwise or applied to any other operations of MF&LC.

         (c) From the existing credit lines of MF&LC, the credit lines to be established with respect to the motor vehicle operations and from the gross revenues from the motor vehicle operations of MF&LC, MANAGERS shall purchase all required vehicles. Upon disposition of each leased vehicle, MANAGERS shall pay off all credit lines, notes, liens, debts and liabilities applicable to such motor vehicle and the balance shall, for purposes hereof and without regard to tax or GAAP accounting, shall be deemed gross revenues from the motor vehicle operations.

         Likewise, insurance proceeds for any vehicle shall be deemed gross revenues from the motor vehicle operations.

         (d) From the gross revenues from the motor vehicle operations of MF&LC (including gross proceeds from the disposition of vehicles and insurance proceeds), the MANAGERS shall service all credit lines financial obligations, debts, and liabilities now existing or incurred with respect to the motor vehicle operations, including but not limited to all principal, interest, points, financing charges, and other such financing costs and charges.

         (e) From the revenues from the motor vehicle operations of MF&LC, MANAGERS shall pay all costs and expenses incurred in such operations of MF&LC, including but not limited to labor, payroll taxes, fringe benefits, reimbursement to the Major Automotive Group for "leased employees", insurance (including automotive and liability insurance required for such motor vehicle operations), repairs, towing, maintenance, vehicle service including "loaners", repossessions including related legal fees and costs, other vehicle costs such as dealer handling and preparation costs, freight in and out, equipment rentals, travel and entertainment costs and professional fees, as well as all office and administrative costs attributable to the motor vehicle operations, including but not limited to furniture, equipment, supplies.

         (f) MANAGERS shall pay to MF&LC a corporate management fee in a sum equal to fifteen percent (15%) of the net income of the motor vehicle operations treated as a separate division, calculated prior to deduction of the management fee being determined, which is to reimburse MF&LC for it share of corporate group costs (e.g., audit costs) and costs incurred on MF&LC's behalf (e.g., corporate/SEC legal and other professional fees).

         (g) The net revenues of the motor vehicle operations shall be (i) the gross revenues, as defined above, including but not limited to all lease/rental income, vehicle disposition proceeds and insurance proceeds, less
(ii) the financing costs and costs and expenses of the motor vehicle operations, as defined above, including the MF&LC corporate management fee.

         (h) The net revenues of the motor vehicle operations shall be calculated annually by the independent certified public accountants of FIDELITY as part of the audit of the financial statements of FIDELITY. In making the calculation, income derived from the block of leases held by MF&LC as of the date of the acquisition of MF&LC shall be segregated, as owned by FIDELITY. "Income derived from the block of leases" shall include all items of income including gains on the disposition of vehicles, financing buy-out discounts, release of reserves attributable to leased vehicles, as well as the on-going interest and other income from such leases. The calculation shall utilize GAAP, following MF&LC's existing accounting procedures and methods consistently, and shall not be adjusted for other costs, expenses and charges of MF&LC outside the motor vehicle operations. Prior to such audit, MANAGERS may withdraw quarterly, as a draw against their anticipated management fee, a sum not to exceed twenty percent (20%) of the net revenues derived from "new business" (i.e., not from the block of business as of the date of acquisition of MF&LC by FIDELITY) calculated on a quarterly, cumulative basis utilizing the compiled quarterly financial statements. Upon release of the audit, there shall be first be segregated the income derived from the block of leases held by MF&LC as of the date of the acquisition of MF&LC ("old" operations). This portion of the proceeds shall be deposited in the Sinking Fund required under the Plan of Reorganization for redemption of the Preferred Stock and/or the Debentures. The balance of such net income less any quarterly draws previously withdrawn shall be paid over to the MANAGERS as their compensation for the management of the motor vehicle operations.

         In the event that the balance of the net proceeds of the motor vehicle operations of MF&LC payable to MANAGERS as their compensation are insubstantial or negative, MF&LC has no obligation to pay any management fee to MANAGERS, or to assure that MANAGERS achieve any specific level of compensation, or to reimburse MANAGERS for any loss or deficit in the motor vehicle operations. If MANAGERS shall have made quarterly withdrawals which are more than ten percent (10%) greater than the management fee to which they are entitled, as determined from the audit, MANAGERS shall (a) immediately (within ten business days after written demand, by MF&LC) repay the excess to MF&LC and (b) not make further quarterly withdrawals until after a quarterly profit & loss statement showing that a management fee is being earned.

         (j) In the event of a loss or def icit in the motor vehicle operations, MANAGERS shall be responsible for such and shall pay any unpaid costs and expenses of the motor vehicle operations. However, in the event of any such loss or losses, MANAGERS may, in the exercise of their management authority, in their discretion, determine to terminate the motor vehicle operations. Such termination shall affect all "new" operations, but MANAGERS shall continue the operations for the purpose of completing all "old" operations, as purchased by FIDELITY. MANAGERS shall not be responsible for any losses with respect to such "old" operations.

         (k) To the extent that any funds remain in the Sinking Fund, unexpended for the purposes thereof, upon the termination thereof as provided In the Plan of Reorganization and related documents, MANAGERS shall be entitled to receive therefrom the reimbursement of all losses or deficits paid pursuant to subparagraph (j) above.

         (1) The calculation in subparagraph (h) above assumes the continuance of the existing credit lines, guaranteed by or cross-collateralized by MANAGERS and/or Major Automotive Group. As the existing credit lines and financial accommodations are assumed by FIDELITY and/or MF&LC without such guarantees and/or cross collateralization, the parties shall renegotiate the calculation in subparagraph (h) above to provide FIDELITY and/or MF&LC with appropriate compensation for the providing of such credit, MANAGERS may, in their discretion, continue existing or obtain new credit lines or financial accommodations requiring their guarantees and/or cross collateralization and not use the new lines, in which event no compensation shall be due to FIDELITY and/or MF&LC.

         8. SIGNING BONUS, (a) As a "signing bonus", to induce MANAGERS to execute this Management Agreement and undertake the responsibilities herein, FIDELITY hereby agrees to issue to MANAGERS, 50% / 50% to each, Common Stock Purchase Warrants exercisable for the purchase of One Hundred Thousand (100,
000) shares of FIDELITY'S Common Stock at an exercise (purchase) price of One Dollar and Twenty-five Cents ($1.25) per share; (i.e., Fifty Thousand (50,000) each). Such Common Stock Purchase Warrants shall not be transferable nor exercisable prior to December 31, 1996. FIDELITY covenants that it will register sufficient shares of its Common Stock in its proposed SB-2 Registration Statement, expected to be filed in the fourth quarter of 1996, to permit MANAGERS to exercise such warrants for free trading shares following effectiveness. The Common Stock Purchase Warrants shall expire at the close of the business day (5:00 p.m.) six (6) months after effectiveness of the SB-2 Registration Statement. MANAGERS acknowledge awareness that if they exercise such Common Stock Purchase Warrants prior to the effectiveness of FIDELITY'S SB-2, they will acquire shares which are restricted as to further transfer (non-free trading); MANAGERS jointly and severally represent and warrant that they are acquiring the Common Stock Purchase Warrants and any shares, issued upon exercise of such warrants prior to effectiveness of the SB-2 for personal investment purposes and not with a view to resale or distribution; the Common Stock Purchase Warrants and the certificates for such shares if exercised prior to effectiveness of the SB-2, shall bear a legend on the face thereof indicating that such warrants and shares have not been registered under the Securities Act of 1933 and are restricted as to further transfer.

         (b) If MANAGERS breach the terms of this Management Agreement at any time prior to exercise of the Common Stock Purchase Warrants, and such breach is material and is uncured within the time period provided, or within a reasonable time if no time period is provided, such warrants shall be cancelable by FIDELITY and the value thereof shall be forfeited by MANAGERS.

         9. ENVIRONMENTAL HAZARDS, The motor vehicle operations of MF&LC may involve certain environmental hazards, such as the removal and disposal of used motor oil, the replacement of air conditioner gases, and the disposal of parts containing toxic, hazardous wastes. MANAGERS shall manage the motor vehicle operations (utilizing the services of Major Automotive Group and others, as necessary) strictly in conformity with the terms of all permits and the regulations of all environmental agencies having jurisdiction. MANAGERS shall establish and maintain strict controls and procedures to protect against discharge, emission, spillage or other contamination or pollution, whether deliberate, voluntary, involuntary or accidental. MANAGERS shall establish and maintain monitoring procedures. In the event of any discharge, spillage, emission or other contamination, MANAGERS shall (i) comply with all federal, state, and local reporting requirements, (ii) take all steps to limit the extent of the contamination and to terminate its source, and (iii) promptly remediate the contamination in accordance with the requirements of environmental agencies having jurisdiction.

         10. MAINTENANCE OF AND ACCESS To BOOKS AND RECORDS. Although intended to operate as an autonomous division within MF&LC, the motor vehicle operations are, in fact, a part of the on-going business of MF&LC which, in turn, is a wholly-owned subsidiary of FIDELITY, a public company which anticipates SEC financial filing requirements. During the term of this Management Agreement, MANAGERS shall:

         (a) maintain the books and records of the motor vehicle operations in a timely, complete and accurate manner, consistent with the existing accounting procedures and methods, but subject to the requirements of FIDELITY'S accountants for GAAP and SEC accounting purposes;

         (b) give access to the assets, books and records, facilities, files, documents, and other data depositaries, at any reasonable time and from time to time, to FIDELITY, MF&LC and their agents and representatives. MANAGERS shall furnish any and all information in their possession with reference to the motor vehicle operations that FIDELITY and/or MF&LC may reasonably request; and

         (c) keep such books and records as required by FIDELITY's and/ or MF&LC's accountants, in compliance with GAAP and SEC requirements and cooperate fully and in good faith to meet all quarterly and annual filing deadlines.

         FIDELITY shall designate the accountants for the motor vehicle operations, consistent with the appointment for MF&LC and FIDELITY.

         11. TERMINATION. In reliance upon this Management Agreement, and pending renegotiation and replacement of the existing credit lines and financial accommodations, MANAGERS are maintaining their personal financial guarantees and the guarantees of constituent corporations of the Major Automotive Group, and are continuing (and may expand) the motor vehicle operations under such credit lines and financial accommodations. Accordingly, this Management Agreement shall not be subject to termination by MF&LC, regardless of the violation of this Agreement by MANAGERS and regardless of MANAGERS' default, until and unless MF&LC shall have made provision for the assumption, servicing and repayment of all such indebtedness, together with the release of all such existing guarantors. Subject to such requirement, this Management Agreement may be terminated:

         (a) By either party upon a material default by the other party which is not cured within thirty (30) days after notice of such default or, if such default is not curable within such time, if reasonable efforts to cure such are not commenced within thirty (30) days after notice of default and thereafter prosecuted in good faith; or

         (b) Mutual agreement of the parties.

         12. GOVERNMENTAL REGULATIONS. This Management Agreement is subject to the terms of all applicable federal, state, and municipal laws, regulations, and decisions, whether existing or enacted hereafter, including the regulations and actions of all governmental administrative agencies and commissions having jurisdiction.

         13. ASSIGNMENT AND DELEGATION. Neither party may assign any rights or delegate any duties hereunder without the express prior written consent of the other.

         14. ENTIRE AGREEMENT. This Management Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and understandings which are deemed to have been merged herein. No representations were made or relied upon by either party, other than those expressly set forth herein.

         15. MODIFICATION. This writing contains the entire agreement of the parties and shall be amended only by a further writing. No agent, employee, or other representative of any party is empowered to alter any of the terms hereof, including specifically this Paragraph 14, unless done in writing and signed by MANAGERS and an executive officer of MF&LC.

         16. CONSTRUCTION. Whenever required by the context hereof: the masculine gender shall be deemed to include the feminine and neuter; and the singular member shall be deemed to include the plural. Time is expressly declared to be of the essence of this Agreement. This Agreement shall be deemed to have been mutually prepared by all parties and shall not be construed against any particular party as the draftsman. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

         17. CONTROLLING LAW. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of New York. Venue and jurisdiction of any controversy or claim arising out of, or relating to this Management Agreement, or the breach thereof, that cannot be resolved by negotiation, shall be in Queens County, New York. In any legal action or other proceeding involving, arising out of or in any way relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys fees, costs, and expenses of litigation.

         18. WAIVER. The failure of any party to object to, or to take affirmative action with respect to, any conduct of any other party which is in violation of the terms of this Agreement shall not be construed as a waiver of such violation or breach, or of any future breach, violation, or wrongful conduct. No delay or failure by any party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver or exhaustion of that or any other right, unless otherwise expressly provided herein.

         19. NOTICES. All notices or other communications to be sent as provided for by this Management Agreement shall be in writing and shall be sent by certified mail, postage prepaid, to the persons and addresses herein designated, or such other persons and/or addresses as may hereafter be designated in writing by the parties:
                  If to MF&LC:  Doron Cohen, Pres.
                                Fidelity Holdings, Inc.
                                80-02 Kew Gardens Boulevard, Suite 5000
                                Kew Gardens, New York 11415

         with a copy to: Richard C. Fox, Esq.
         3401 Lakeview Drive
         Delray Beach, Florida 33445

         if to MANAGERS: Bruce Bendell
                         Major Chevrolet/Geo
                         43-40 Northern Boulevard
                         Long Island City, New York 11101
         with a copy to: Robert Salad
                         Cooper, Perskie, April, Niedelman, Wagenheim & Levinson 1125 Atlantic Avenue
                         Atlantic City, New Jersey 08401

         20. HEADINGS. Headings in this Management Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         21. COUNTERPARTS. This Management Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         22. BINDING EFFECT. The provisions of this Management Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

         23. COSTS. All of the legal, accounting and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne and paid by the party incurring such costs and expenses, and no party shall be obligated for any cost or expense incurred by any other party.

         IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Management Agreement the day and year first above written:

                                    MAJOR FLEET & LEASING CORP.

ATTEST,


BY: /s/ Harold Bendell              BY: /s/ Bruce Bendell
Harold Bendell, Secretary           Bruce Bendell,President



MANAGEMENT AGREEMENT

MAJOR FLEET & LEASING CORP. - BRUCE AND HAROLD BENDELL Signatures, continued

WITNESSES:


/s/ Anna Torres       /s/ BRUCE BENDELL
Anna Torres           Bruce Bendell
/s/ E. Davis          /s/ HAROLD BENDELL
E. Davis              Harold Bendell

                           JOINDER

For purposes of Paragraph 8 of the foregoing Management Agreement, Fidelity Holdings, Inc. hereby joins in the agreement, intending to be legally bound by Paragraph 8.

                                                     FIDELITY HOLDINGS INC.

ATTEST:                                              /s/ Doron Cohen

/s/ Richard C. Fox                                   BY: Doron Cohen
Richard C. Fox                                       President
Secretary